Exhibit 99.1

AxonPrime Infrastructure Acquisition Corporation Announces Class A Common Stock and Warrants to Commence Separate Trading

NEW YORK, October 1, 2021 – AxonPrime Infrastructure Acquisition Corporation (NASDAQ: APMIU) (the “Company”) announced today that, beginning October 4, 2021, holders of the units sold in the Company’s initial public offering of 15,000,000 units completed on August 17, 2021, may elect to separately trade the shares of Class A common stock and redeemable warrants, which entitle the holder of each whole redeemable warrant to purchase one share of Class A common stock, included in the units. Those units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “APMIU,” and the shares of Class A common stock and redeemable warrants that are separated will trade on Nasdaq under the symbols “APMI” and “APMIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Computershare Trust Company, N.A., the Company’s transfer agent, in order to separate the units into shares of Class A common stock and redeemable warrants.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any business or industry, the Company intends to focus its search on potential targets that are developing breakthrough scientific and technological innovations in the areas of communication, robotics, building and construction technology, water, 3D printing and semiconductors.

The units were initially offered by the Company in the Company’s underwritten initial public offering. Morgan Stanley acted as the sole book-runner for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from the Securities and Exchange Commission (the “SEC”) website at www.sec.gov or from Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, Email: prospectus@morganstanley.com.

A registration statement relating to the securities was declared effective by the SEC on August 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions, and actual results, events or performance may be materially different from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to actual results, events or performance differing from such forward-looking statements include, but are not limited to, those set forth in the Risk Factors section of the Company’s final prospectus and the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company does not undertake to update, and expressly disclaims any obligation to update, these statements after the date of this release, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise, except as required by law.

Contact
Jon Layman
Chief Financial Officer, Chief Operating Officer and Director
AxonPrime Infrastructure Acquisition Corporation
AxonPrime@axonprimespac.com